Exhibit 99.1

Press Release	Press Release Contact:
Richard P. Smith
For Immediate Release	President & CEO, TriCo Bancshares
July 6, 2018	(530) 898-0300

TriCo Bancshares and FNB Bancorp Complete Merger

CHICO, CA—TriCo Bancshares (“TriCo”) (NASDAQ: TCBK) announced that it has completed its previously-announced merger with FNB Bancorp (“FNB”) (NASDAQ: FNBG) as of July 6, 2018. The newly combined company, operating as TriCo Bancshares with its banking subsidiary, Tri Counties Bank, has total assets of approximately $6.1 billion.

“We are excited to combine two community-focused financial institutions who are both significantly involved in the markets they serve,” said Richard P. Smith, President and CEO of the newly combined Tri Counties Bank. “We look forward to providing our clients with additional lending capabilities and expanded product offerings while delivering our unique brand of Service With Solutions ®”

“We see this merger as a significant milestone in our company’s history that positions us for continued growth and success,” said Smith. “Our commitment to provide value to our clients, communities and shareholders remains our top priority.”

While First National Bank of Northern California officially became part of Tri Counties Bank on July 6, 2018, the First National Bank branches will continue to operate under the name “First National Bank” until conversion of the operating systems, anticipated to occur in the third week of July 2018. During the conversion weekend, slated for July 20-22, 2018, First National Bank banking centers along with the client relationships and all accounts will convert to Tri Counties Bank. All First National Bank branches will be closed on Saturday July 21, 2018 for purposes of the transition.

The branches will reopen under the Tri Counties brand on Monday, July 23, 2018 and clients will have access to a community based branch network throughout Northern and Central California, access to a national network of over 25,000 surcharge-free ATMs, advanced online and mobile banking and banker support by phone 7 days per week. Prior to the conversion, clients will receive a welcome guide detailing the transition and the benefits of being a Tri Counties client. Associates are prepared to assist clients, answer their questions and process transactions with personalized attention as usual.

With the completion of the merger, TriCo has appointed two former directors of FNB, Thomas G. Atwood, D.D.S. and Thomas C. McGraw, to its board of directors. Dr. Atwood was a director of FNB and First National Bank since 2010. Dr. Atwood previously served on the Board of Directors of First National Bank from 1977 through 1996. Dr. Atwood is also President and the principal shareholder of Cypress Abbey Company. Mr. McGraw was chief executive officer of FNB and First National Bank since April 1, 2002. Furthermore, he was a director of FNB since 2001 and secretary of FNB from 2001 until 2011 as well as secretary of First National Bank from 1989 until 2011 and director of First National Bank since 1989.

Pursuant to the terms of the Agreement and Plan of Merger dated as of December 11, 2017, between TriCo and FNB, each share of FNB common stock has been converted into the right to receive 0.98 shares of TriCo common stock, with cash to be paid in lieu of fractional shares. TriCo issued approximately 7.4 million shares of common stock in the merger. As a result, former FNB shareholders will own approximately 24.3% of TriCo’s outstanding common stock immediately following the merger.

Stephens Inc. served as TriCo’s financial advisors for the transaction, with Sheppard Mullin Richter & Hampton LLP acting as its legal advisor.

The Courtney Group, LLC served as FNB’s financial advisors for the transaction, with Dodd Mason George LLP acting as its legal advisor.

###

About TriCo

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. The bank provides brokerage services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this press release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, certain plans, expectations, goals, and projections relating to the business and operations of TriCo, which are subject to numerous assumptions, risks and uncertainties. Words such as ‘‘believes,’’ ‘‘anticipates,’’ “likely,” “expected,” “estimated,” ‘‘intends’’ and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Please refer to TriCo’s Annual Report on Form 10-K for the year ended December 31, 2017, as well as TriCo’s other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors previously disclosed in reports filed by TriCo with the SEC, risks and uncertainties for TriCo include, but are not limited to: the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of FNB’s operations with those of TriCo will be materially delayed or will be more costly or difficult than expected; diversion of management’s attention from ongoing business operations and opportunities; the challenges of integrating and retaining key employees; the effect of the consummation of the merger on TriCo’s customer relationships and operating results; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations. All forward-looking statements included in press release are made as of the date hereof and are based on information available at the time of the press release. Except as required by law, TriCo does not assume any obligation to update any forward-looking statement.